As filed with the Securities and Exchange Commission on November 16, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1030901
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8 Devonshire Square, London, England	EC2M 4PL
(Address of Principal Executive Offices)	(Zip Code)

Aon plc Company Share Save Plan

(Full Title of the Plan)

Ram Padmanabhan

Vice President, Chief Counsel — Corporate and Company Secretary

Aon plc

Aon Center

200 East Randolph Street

Chicago, Illinois

(312) 381-1000

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A Ordinary Shares, U.S. $0.01 nominal value per share	1,200,000	(1)	$55.725	(2)	$66,870,000	(2)	$9,121.07	(3)

(1)                                 This Registration Statement covers such additional and indeterminate number of Class A Ordinary Shares, as may become issuable by reason of stock dividends, stock splits or similar transactions.

(2)                                 Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low sales prices per share of Class A Ordinary Shares as reported by the New York Stock Exchange on November 12, 2012.

(3)                                 Pursuant to Rule 457(p), $9,121.07 of the registration fee previously paid by the Registrant with respect to unsold securities registered pursuant to Registration Statement No. 333-178991, which was initially filed by the Registrant (under its prior name, Aon Global Limited) on January 13, 2012, is being used to offset the registration fee due in connection with this Registration Statement.  Accordingly, a filing fee of $0 is being paid herewith.

Explanatory Note

This Registration Statement on Form S-8 relates to the open market purchase from time to time of Class A Ordinary Shares of Aon plc (the “Company”) for the benefit of participants in the Aon plc Company Share Save Plan.  The use of original issuance securities under this Registration Statement is not contemplated.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”; file number 001-07933) by Aon plc (the “Company”) or, prior to April 2, 2012, by Aon Corporation (“Aon Delaware”), the Company’s predecessor, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)                 Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)                 Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

(c)                  Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) dated January 12, 2012, January 19, 2012, January 25, 2012, February 13, 2012, March 12, 2012, March 14, 2012, March 15, 2012, March 16, 2012, March 26, 2012, March 27, 2012, March 29, 2012, May 18, 2012, August 31, 2012, September 21, 2012 and November 13, 2012; and

(d)             The description of Aon Delaware’s Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by Aon Delaware with the Commission on February 19, 1980 (when Aon Delaware was known as Combined International Corporation), and any amendment or report which Aon Delaware or the Company has filed for the purpose of updating such description, including the Company’s Current Report on Form 8-K dated April 2, 2012.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is a public limited company incorporated under the law of England and Wales. Chapter 7 of Part 10 of the U.K. Companies Act of 2006 (the “Companies Act”) contains, among other things, provisions regarding directors’ liability and the extent to which a company may indemnify its directors. All statutory references in this Item 6 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to a company.

Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a)         liability insurance within Section 233;

(b)         qualifying third-party indemnity provisions falling within Section 234; and

(c)          qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for the Company to provide an indemnity against liability incurred by a director to someone other than the Company or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings or an unsuccessful defense of civil proceedings brought by a company or its associated companies or in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the Companies Act.

Section 235 allows the Company to provide an indemnity to a director if it is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme. In the circumstances, this is not relevant to the directors of the Company.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the Company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the Company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, the Company’s articles of association (the “Articles”) provide for indemnification to the fullest extent permitted under law. Under the Articles, any expansion of the protection afforded to every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) by the Companies Act will automatically extend to the Company’s directors or other officers of the Company (other than any person (whether an officer or not) engaged by the Company as auditor).

Where a person is indemnified against any liability in accordance with this Item 6, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In addition, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, the Company has entered into and, in the future, will enter into deeds of indemnity with its directors and officers. Under the deeds of indemnity, the Company will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of the Company will also be entitled to cover pursuant to the Aon group’s directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Articles of Association of Aon plc, dated March 29, 2012 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Aon plc on April 2, 2012).
*4.2	Aon plc Company Share Save Plan
*23	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith.

The use of original issuance securities under this Registration Statement is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment.

Item 9.  Undertakings.

(a)                  The Company hereby undertakes:

(1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                              To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 16th day of November, 2012.

AON PLC

By:	/s/ Ram Padmanabhan
	Name:	Ram Padmanabhan
	Title:	Vice President, Chief Counsel — Corporate and Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and
Gregory C. Case	Director (Principal Executive Officer)	November 16, 2012

*	Non-Executive Chairman and Director	November 16, 2012
Lester B. Knight

*	Director	November 16, 2012
Fulvio Conti

*	Director	November 16, 2012
Cheryl A. Francis

*	Director	November 16, 2012
Edgar D. Jannotta

*	Director	November 16, 2012
J. Michael Losh

*	Director	November 16, 2012
Robert S. Morrison

*	Director	November 16, 2012
Richard B. Myers

	*	Director	November 16, 2012
Richard C. Notebaert

	*	Director	November 16, 2012
Gloria Santona

	*	Director	November 16, 2012
Carolyn Y. Woo

	/s/ Christa Davies	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2012
Christa Davies

	/s/ Laurel Meissner	Senior Vice President and Global Controller (Principal Accounting Officer)	November 16, 2012
Laurel Meissner

	/s/ Ram Padmanabhan	Vice President, Chief Counsel — Corporate, Company Secretary and Authorized Representative in the United States	November 16, 2012
Ram Padmanabhan

* By:	/s/ Ram Padmanabhan		November 16, 2012
Ram Padmanabhan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Articles of Association of Aon plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).
*4.2	Aon plc Company Share Save Plan.
*23	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith.